Exhibit 99.1

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com

Contacts:
Media:	Harry Anderson (805) 563-6816
Investors:	Diana Takvam (805) 563-6883

Tenet to Cooperate With Senate Finance Committee Request

SANTA BARBARA, Calif. - Sept. 5, 2003 – Tenet Healthcare Corporation (NYSE: THC) said it received a letter today from Sen. Charles E. Grassley (R-Iowa), chairman of the Senate Finance Committee, notifying the company that the committee has begun an investigation of Tenet’s “corporate governance practices with respect to federal health care programs.”  The committee has asked the company to supply it with numerous documents principally relating to Redding Medical Center, physician relationships, alleged unnecessary medical procedures and Medicare outlier payments.

The company said it would cooperate with the committee.

Tenet said it takes such matters extremely seriously and is working diligently to address all the challenges it faces.  To date, the company’s new leadership has, among other things:

•                     Appointed three new independent directors and implemented sweeping governance changes, including the election of a new non-executive chairman.

•                     Significantly enhanced and broadened its compliance efforts, promoted a new chief compliance officer who reports directly to the Ethics, Quality and Compliance Committee of the board of directors, and brought in a former chief counsel in the Office of Inspector General of the Department of Health and Human Services to assist in strengthening Tenet’s compliance efforts.

•                     Named a nationally recognized cardiologist to lead the cardiac services team at Redding Medical Center and agreed to name a physician as director of medical affairs and to have unaffiliated physicians perform random reviews of cardiac procedures at that hospital.

•                     Implemented a new policy regarding outlier payments and voluntarily reduced the amount of such payments it receives.

•                     Appointed a physician to lead a broad array of clinical quality improvement initiatives that Tenet is implementing at its hospitals.

•                     Implemented a series of initiatives to enhance the practice and leadership of nursing in its hospitals and named a nurse executive to lead the effort.

•                     Promoted its top hospital operators to the senior executive management team and placed a seasoned hospital executive who is also a medical doctor in charge of its large California market.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,674 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 114,061 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.